Exhibit 10.18
ARROYO SCIENCES
NONEXCLUSIVE
SOFTWARE LICENSE AGREEMENT
This is a license agreement and not an agreement for sale. This license agreement (Agreement) is between Arroyo Sciences, Inc. a Delaware corporation, located at 2400 Lincoln Avenue, Altadena, CA 91001 (hereinafter called “LICENSEE”) and the California Institute of Technology, a not-for-profit California corporation, located at 1200 E. California Blvd., Pasadena, CA 91125 (“CALTECH” or “LICENSOR”), and gives LICENSEE certain limited rights to use the proprietary Software and its Related Materials. All rights not specifically granted in this Agreement are reserved to CALTECH.
ARTICLE 1
CONFIDENTIALITY
1.1 Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities laws or other applicable laws, or to actual or prospective investors or corporate partners, or to a party’s accountants, attorneys, and other professional advisors.
ARTICLE 2
COPYRIGHT
2.1 The Software and/or Related Materials are owned by CALTECH and are protected by, inter alia, United States copyright laws and applicable international treaties and/or conventions (“Copyright Rights”). The United States Government may have prior rights to use some or all of the Software and/or Related Materials.
2.2 LICENSEE will mark, in at least one conspicuous location, a notice that the Software and Related Materials are owned by CALTECH. All marking should include:
©(DATE] California Institute of Technology, Pasadena, California. ALL RIGHTS RESERVED. Based on Government Sponsored Research NAS7-1407.
ARTICLE 3
OMITTED
ARTICLE 4
DEFINITIONS
As used herein, the following words, phrases, or terms in this Agreement shall have the following meanings:
4.1 “Executable Code” means machine-readable code compiled by a high-level compiler.
4.2 “Source Code” means code written in human-readable format or in a high-level program language.

4.3 “Software” means the Copyright Rights to the suite of programs, scripts, manuals, and procedures received from CALTECH, whether in the form of Executable Code, Source Code, or otherwise, for the purpose of enabling (i) U’-Hunter (as disclosed, inter alia, in NPO 20808-CP, VHUNTER: NEW FRACTAL ENCODING FOR BURIED UNEXPLODED ORDNANCE DETECTION USING ELECTROMAGNETIC AND MAGNETIC GEOPHYSICAL SENSORS); and (ii) MUDSS (as disclosed, inter alia, in NPO 40484, MOBILE UNDERWATER DEBRIS SURVEY SYSTEM), and any updates and new releases available during this license, inclusive of backups, updates, or merged copies permitted hereunder or subsequently supplied by CALTECH, including file structures, programming instructions, user interfaces and screen formats and sequences, as well as any related proprietary information, know-how, procedures, methods, prototypes, designs, technical data and reports, whether protected by patents, if any, or otherwise.
4.4 “Related Materials” means all of the printed materials, user documentation, training documentation and confidential software activation code necessary for the operation of Software supplied by CALTECH under this Agreement.
4.5 “Licensed Product” means any product, device, subassembly, or assembly which comprises, incorporates, is made by, or uses the Software or Related Materials.
4.6 “Sublicensee” shall mean, with respect to a particular Licensed Product, a third party to whom LICENSEE has granted a license or sublicense under the License Agreement to research, develop, distribute, have distributed, make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, or otherwise exploit such Licensed Product.
4.7 “Effective Date” shall mean the date CALTECH signs this Agreement if CALTECH signs it last, or on the date of receipt of Software and Related Materials by LICENSEE as determined by CALTECH whichever occurs last.
4.8 “Net Revenue” shall mean gross revenue from the direct or indirect use of the Software or Related Materials including, but not limited to, any sale, license, sublicense, lease, service, maintenance, upgrade or support activities, or distribution minus Deductible Expenses.
4.9 “Deductible Expenses” means the following items incurred in connection with sales of Licensed Products to the extent paid or allowed by LICENSEE and included in accordance with recognized principles of accounting in the gross sales price billed: (i) sales, use or turnover taxes; (ii) excise value added or other taxes, custom duties or consular fees; (iii) transportation, freight, and handling charges, and insurance on shipments to customers; (iv) trade, cash or quantity discounts or rebates to the extent actually granted; (v) agent fees or commissions; (vi) rebates, refunds, and credits for any rejected or returned Software or because of retroactive price reductions, rebates or chargebacks; and (vii) uncollected accounts receivable attributable to sales of Software.
4.10 “Related Company” means any corporation, limited liability company or other legal entity directly or indirectly controlled by LICENSEE or its successors or assigns, or any successor or assign of such an entity. For the purpose of this Agreement, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

ARTICLE 5
RESERVATION OF OWNERSIDP AND GRANT OF LICENSE
5.1 CALTECH hereby grants to LICENSEE a worldwide nonexclusive license, with the right to sublicense, to Software to research, develop, distribute, have distributed, make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, and otherwise exploit Licensed Products for all uses. CALTECH also hereby grants to LICENSEE a worldwide nonexclusive license, with the right to sublicense, to Related Materials to research, develop, distribute, have distributed, make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, and otherwise exploit Licensed Products for all uses.
5.2 CALTECH retains exclusive ownership of any copyright rights to the Software and/or Related Materials (as defined above), licensed under this Agreement and hereby grants to LICENSEE a nonexclusive license (with the right to sublicense) to use the Software and/or Related Materials throughout the world only pursuant to the terms and conditions of this Agreement.
5.3 LICENSEE agrees to grant CALTECH a fully paid-up, royalty-free nonexclusive license for educational and research purposes to any Derivative Works, as defined by U.S.C. 17 § 101, of Software that are owned in whole or in part by LICENSEE.
5.4 LICENSEE shall have the right to grant nonexclusive sublicenses hereunder, provided that:
(a) LICENSEE shall include all its sublicensing income in LICENSEE’s reports to CALTECH, as provided in Paragraph 8.4, and LICENSEE shall pay royalties thereon to CALTECH pursuant to Paragraph 8.3;
(b) LICENSEE shall furnish CALTECH within thirty (30) days of the execution thereof, a true and complete copy of each sublicense and any changes or additions thereto;
(c) LICENSEE may grant sublicenses of no greater scope than the licenses granted under Paragraph 4. I; and
(d) Each sublicense granted by LICENSEE shall include provisions similar in all material respects to those of Articles 2, 12, 14-24 and Paragraph 8.2.
ARTICLE 6
EQUITY
6.1 LICENSEE agrees to issue to CALTECH, in consideration of LICENSEE’s receipt of the intangible property rights granted under this Agreement, an equity interest in LICENSEE equal to twenty thousand (20,000) shares of common stock, pursuant to the terms of an agreed stock purchase agreement.
6.2 CALTECH agrees that, in the event of any underwritten or public offering of securities of LICENSEE or a related company, CALTECH shall comply with and agree to any reasonable restriction on the transfer of equity interest, or any part thereof, imposed by an underwriter, and shall perform all acts and sign all necessary documents required with respect thereto. The provisions of this Paragraph 6.2 shall survive termination of this Agreement.
ARTICLE 7
USES NOT PERMITTED
7.1 LICENSEE may not remove or obscure any copyright, patent or trademark notices. The Software and/or Related Materials shall not become subject to application for patent or copyright by LICENSEE.
7.2 LICENSEE shall not assign this Agreement or LICENSEE’s rights hereunder without the prior written consent of CALTECH except as provided in Paragraph 16.3. Any purported assignment without such consent shall be null and void.

ARTICLE 8
ROYALTIES
8.1 Beginning four (4) years from the Effective Date of this Agreement, LICENSEE, with its Sublicensees, agrees to pay to CALTECH a minimum annual royalty often thousand dollars ($10,000.00) which will be paid continuously on each successive anniversary of the Effective Date thereafter upon invoice by CALTECH. For the avoidance of doubt, payments made by LICENSEE under Paragraphs 8.2 and 8.3 shall be credited against the minimum royalty.
8.2 LICENSEE agrees to pay to CALTECH two percent (2%) of Net Revenue from the sale of Licensed Products. If Software is combined with other Software routines and sold as one package, then the royalties paid to CALTECH shall be determined as though Software was sold separately and at arms length. No royalty shall be payable to CALTECH with respect to any use of the Software and/or Related Materials for sales of Licensed Products or Services to the United States Government or to the State of California.
8.3 LICENSEE shall pay CALTECH: (a) twenty-five percent (25%) of the royalties or other revenues (which include without limitation royalty payments for technical assistance and the like) LICENSEE receives from Sublicensees other than Related Companies for the sale of Licensed Products that are not substantially combined with non-CALTECH software and/or hardware; and (b) two percent (2%) of all other royalties or other revenues (which include without limitation royalty payments for technical assistance and the like) LICENSEE receives from Sublicensees other than Related Companies for the sale of Licensed Products. Such royalties or other revenues specifically shall not include payments made by a Sublicensee (i) in consideration of equity or debt securities of LICENSEE; (ii) to support research or development activities to be undertaken by LICENSEE; (iii) upon the achievement by LICENSEE or Sublicensee of specified milestones or benchmarks relating to the development of Licensed Products; (iv) in connection with pilot studies; (v) with respect to performance based milestones; (vi) in consideration for the license or sublicense of any intellectual property other than CALTECH Technology; (vii) with respect to products other than Licensed Products, or (viii) as reimbursement for patent or other expenses. Such royalties or other revenues specifically shall not include payments made by a Sublicensee.
8.4 LICENSEE shall keep records and books of account in respect of all Licensed Products made and sold by LICENSEE or Related Companies under this Agreement and of royalties or other revenues LICENSEE receives from Sublicensees other than Related Companies for the sale of Licensed Products. CALTECH shall have the right, during business hours, no more often than annually, to examine, or to have its designated auditors examine, such records and books. LICENSEE shall keep the same for at least three (3) years after it pays CALTECH the royalties due for such Licensed Products and require Related Companies to do the same. CALTECH shall not disclose to any third party any confidential information learned through an examination of such records and books, nor shall CALTECH use any such information for any purpose other than determining and enforcing its rights under this Agreement.
8.5 Following the first commercial sale of a Licensed Product, on or before the last day of each February, May, August and November for so long as royalties are payable under this Agreement, LICENSEE shall render to CALTECH a report in writing, setting forth Net Revenues and the number of units of Licensed Products sold during the preceding calendar quarter by LICENSEE and Related Companies, and the royalties or other revenues LICENSEE received from Sublicensees other than Related Companies during the preceding calendar quarter for the sale of Licensed Products. Each such report shall also set forth an explanation of the calculation of the royalties payable hereunder and be accompanied by payment of the royalties shown by said report to be due CALTECH. Notwithstanding the foregoing, if (i) CALTECH materially breaches this Agreement, (ii) LICENSEE gives CALTECH written notice of the breach, and (iii) CALTECH has not cured the breach by the time a payment is due under this Paragraph, then LICENSEE may make the required payment into an interest bearing escrow account to be released when the breach is cured, less any damages that may be payable to LICENSEE by virtue of CALTECH’s breach.

ARTICLE 9
DUE DILIGENCE
9.1 LICENSEE shall have discretion over the commercialization of Licensed Products. However, LICENSEE agrees to use commercially reasonable efforts to introduce commercial Licensed Product(s) in the United States as soon as practical, consistent with sound and reasonable business practices and judgments. LICENSEE shall be deemed to have satisfied its obligations under this Paragraph if LICENSEE has an ongoing and active research program or marketing program, as appropriate, directed toward production and use of one or more Licensed Products. Any efforts of LICENSEE’s Sublicensees shall be considered efforts of LICENSEE for the sole purpose of determining LICENSEE’s compliance with its obligation under this Paragraph.
9.2 After the First Year from the Effective Date, CALTECH shall have the right, no more often than twice each year, to require LICENSEE to report to CALTECH in writing on its progress in introducing commercial Licensed Product(s) throughout the world.
ARTICLE 10
TERM
10.1 This Agreement shall commence on the Effective Date and shall automatically renew on an annual basis except if terminated by mutual consent or by CALTECH under Paragraph 11.1.
ARTICLE 11
TERMINATION
11.1 CALTECH shall have the right to terminate this Agreement prior to the date it would otherwise expire pursuant to this Paragraph 11.1 if LICENSEE fails to make any payment due hereunder and LICENSEE continues to fail to make the payment, either to CALTECH directly or by placing any disputed amount into an interest bearing escrow account to be released when the dispute is resolved, for a period of sixty (60) days after receiving notice from CALTECH specifying LICENSEE’s failure. Upon any such termination, (i) LICENSEE and Related Companies shall have six (6) months to complete any pending licensing or sublicensing negotiations and/or to complete the manufacture of any Licensed Products that then are work in progress and to sell their inventory of Licensed Products,’ provided LICENSEE pays the applicable royalties in accordance with Paragraph 8.2 and (ii) CALTECH shall accept an assignment by LICENSEE of any sublicenses granted by LICENSEE to entities other than Related Companies, and any sublicense so assigned shall remain in full force and effect.
11.2 If either party materially breaches this Agreement, the other party may elect to give the breaching party written notice describing the alleged breach. If the breaching party has not cured such breach within sixty (60) days after receipt of such notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately; provided, however, that if either party receives notification from the other of a material breach and if the party alleged to be in default notifies the other party in writing within thirty (30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to Arbitration as provided in Article 14 of this Agreement. In such event, the non-breaching party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the other party materially breached this Agreement, and the breaching party fails to cure such breach within ninety (90) days after the conclusion of such arbitration proceeding.

11.3 Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.
11.4 Paragraph 11.2 and Articles 1, 14-26 of this Agreement shall survive termination of this Agreement for any reason.
ARTICLE 12
AGENCY
12.1 CALTECH and LICENSEE are independent parties in this Agreement. Accordingly, there is no agency, joint venture or partnership relationship between CALTECH and LICENSEE under this Agreement.
ARTICLE 13
OMITTED
ARTICLE 14
PRODUCT LIABILITY
14.1 LICENSEE agrees that CALTECH shall have no liability to LICENSEE or to any purchasers or users of Licensed Products made or sold by LICENSEE for any claims, demands, losses, costs, or damages suffered by LICENSEE, or purchasers or users of such Licensed Products, or any other party, which may result from personal injury, death, or property damage related to the manufacture, use, or sale of such Licensed Products (“Claims”). LICENSEE agrees to defend, indemnify, and hold harmless CALTECH, its trustees, officers, agents, and employees from any such Claims, provided that (i) LICENSEE is notified promptly of any Claims, (ii) LICENSEE has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (iii) all indemnified parties cooperate to the extent necessary in the defense of any Claims.
14.2 At such time as LICENSEE begins to sell or distribute Licensed Products (other than for the purpose of obtaining regulatory approvals), LICENSEE shall at its sole expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $1,000,000 per incident and $3,000,000 in annual aggregate and naming those indemnified under Paragraph 14.1 as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE’s indemnification under Paragraph 14.1. In the event the aforesaid product liability coverage does not provide for occurrence liability, LICENSEE shall maintain such comprehensive general liability insurance for a reasonable period of not less than five (5) years after it has ceased commercial distribution or use of any Licensed Product.
14.3 LICENSEE shall provide CALTECH with written evidence of such insurance upon request of CALTECH/JPL. LICENSEE shall provide CALTECH with notice at least fifteen (15) days prior to any cancellation, non-renewal or material change in such insurance, to the extent LICENSEE receives advance notice of such matters from its insurer. If LICENSEE does not obtain replacement insurance providing comparable coverage within sixty (60) days following the date of such cancellation, non-renewal or material change, CALTECH shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without any additional waiting period; provided that if LICENSEE uses reasonable efforts but is unable to obtain the required insurance at commercially reasonable rates, CALTECH shall not have the right to terminate this Agreement, and CALTECH instead shall cooperate with LICENSEE to either grant a waiver of LICENSEE’s obligations under this Article or assist LICENSEE in identifying a carrier to provide such insurance or in developing a program for self-insurance or other alterative measures. This Article 14 shall survive the expiration or termination of this Agreement.

ARTICLE 15
DISCLAIMER OF SOFTWARE AND/OR RELATED MATERIALS
15.1 THE SOFTWARE IS EXPERIMENTAL IN NATURE AND IS BEING LICENSED “AS IS.” THE LICENSE OF THE SOFTWARE DOES NOT INCLUDE ANY TECHNICAL SUPPORT. CALTECH MAKES NO WARRANTIES, REPRESENTATION OR UNDERTAKING WITH RESPECT TO THE UTILITY, EFFICACY, SAFETY, OR APPROPRIATENESS OF USING THE SOFTWARE. CALTECH REPRESENTS AND WARRANTS THAT IT HAS THE RIGHT TO LICENSE THE SOFTWARE TO LICENSEE AND THAT SOFTWARE IS PROTECTED BY UNITED STATES COPYRIGHT LAWS AND APPLICABLE INTERNATIONAL TREATIES AND/OR CONVENTIONS.
THE SOFTWARE AND/OR RELATED MATERIALS ARE PROVIDED “AS-IS” WITHOUT WARRANTY OF ANY KIND INCLUDING ANY WARRANTIES OF PERFORMANCE OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE (as set forth in UCC 3323212-2313) OR FOR ANY PURPOSE WHATSOEVER, FOR THE LICENSED PRODUCT, HOWEVER USED.
IN NO EVENT SHALL CALTECH/JPL BE LIABLE FOR ANY DAMAGES AND/OR COSTS, INCLUDING BUT NOT LIMITED TO INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER CALTECH/JPL SHALL BE ADVISED, HAVE REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY. LICENSEE BEARS ALL RISK RELATING TO QUALITY AND PERFORMANCE OF THE SOFTWARE AND/OR RELATED MATERIALS. CALTECH SHALL NOT BE LIABLE FOR ANY USE OF THE SOFTWARE OR RELATED KNOWHOW, AND LICENSEE HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD CALTECH AND ITS EMPLOYES HARMLESS FROM ANY LOSS, CLAIM, DAMAGE OR LIABILITY, OR WHATEVER KIND OF NATURE, WHICH MAY ARISE FROM THE AGREEMENT, OR THE USE BY LICENSEE OF THE SOFTWARE OR RELATED KNOW-HOW HEREUNDER.
ARTICLE 16
MISCELLANEOUS
16.1 LICENSEE agrees that it shall not use the name of CALTECH, or California Institute of Technology, in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by CALTECH of any Licensed Product, and that it shall not authorize others to do so, without first having obtained written approval from CALTECH, except as may be required by governmental law, rule or regulation.
16.2 This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

16.3 This Agreement shall be binding upon and inure to the benefit of any successor or assignee of CALTECH. This Agreement is not assignable by LICENSEE without the prior written consent of CALTECH, except that LICENSEE may assign this Agreement without the prior written consent of CALTECH, to any Related Company, or any successor of, or purchaser of a substantial part of the assets of, the business to which this Agreement pertains. Any permitted assignee shall succeed to all of the rights and obligations of LICENSEE under this Agreement.
16.4 Any notice or communication required or permitted to be given or made under this Agreement shall be addressed as follows:

CALTECH/JPL:	Office of Technology Transfer
California Institute of Technology
1200 East California Boulevard (MC 210-85)
Pasadena, CA 91125
Fax No.: (626) 356-2486

LICENSEE:	Arroyo Sciences, Inc.
Attn: CEO
2400 Lincoln Avenue
Altadena, CA 91001
Fax No.: (626) 296-6458
Either party may notify the other in writing of a change of address or fax number, in which event any subsequent communication relative to this Agreement shall be sent to the last said notified address or number, provided, however, that the parties shall deliver all material notices under this Agreement by registered mail or overnight delivery service. All notices and communications relating to this Agreement shall be deemed to have been given when received.
16.5 In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.
16.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16.7 The headings of the several Paragraphs are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
16.8 Whenever provision is made in this Agreement for either party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

ARTICLE 17
FORCE MAJEURE
17.1 Neither party shall lose any rights hereunder or be liable to the other party for damages or losses(except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party, and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.
ARTICLE 18
EXPORT REGULATION
18.1 If at any time after LICENSEE has received the Software and/or Related Materials and has reason to transfer the Software and/or Related Materials or Product incorporating the Software and/or Related Materials to its subsidiary, associated or related company, either within or outside of the United States, LICENSEE shall immediately notify CALTECH of such fact before executing the delivery. When exporting CALTECH Software and/or Related Materials or Product incorporating such Software to a foreign entity, LICENSEE shall comply with all federal export laws and statutes. In the event an export license is required to execute the transfer, LICENSEE shall apply and obtain approval for such license through the appropriate U.S. government agency. Warning: An unsecured internet transfer (ftp) is an export for purposes of this Agreement, even if the destination address is a domestic site.
ARTICLE 19
SUPPORT, MAINTENANCE AND UPGRADES
19.1 No Software or technical support, training or upgrades are provided by CALTECH as part of this Agreement; provided, however, that CALTECH shall provide best efforts to transfer the Software to LICENSEE.
ARTICLE 20
RESTRICTED RIGHTS LEGEND
20.1 Use, duplication, or disclosure by the Government is subject to the restrictions as set forth in FAR 352.227-14 (JUN 1987) Alternate III (g)(3), FAR 352.227-19 (JUN 1987), DFARS 3252.211-7015 (MAY 1991) or DFARS 3252.227-7013 (c)(I)(ii) (OCT 1988), as applicable. Contractor/Manufacturer is California Institute of Technology, Pasadena, California.
ARTICLE 21
SEVERABILITY
21.1 If any provision(s) of this Agreement shall be held to be invalid, illegal, or unenforceable by a court or other tribunal of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

ARTICLE 22
NO IMPLIED WAIVERS
22.1 No failure or delay by CALTECH/JPL in enforcing any right or remedy under this Agreement shall be construed as a waiver of any future or other exercise of such right or remedy by CALTECH/JPL.
ARTICLE 23
TAXES
23.1 LICENSEE agrees to pay any and all taxes (if applicable) on any amounts of royalties and/or fees paid by LICENSEE to LICENSOR hereunder.
ARTICLE 24
GOVERNING LAW
24.1 This Agreement, entered into in the County of Los Angeles, shall be construed and enforced in accordance with and be governed by the laws of the State of California without reference to conflict of laws principles. The parties hereby consent to the personal jurisdiction of the courts within the State of California.
ARTICLE 25
ENTIRE AGREEMENT AND AMENDMENTS
25.1 This Agreement constitutes the sole and entire agreement of the parties as to the matter set forth herein and supersedes any previous agreements, understandings, and arrangements between the parties relating hereto.
SIGNATURES FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective, valid, and binding upon the parties as of the date below as executed by their duly authorized representatives.

Accepted and Agreed:
Arroyo Science, Inc (LICENSEE)		California Institute of Technology (CALTECH)

By:	/s/ Carl Kukkonen	By:	/s/ Lawrence Gilbert

Authorized Signature		Authorized Signature

Printed Name: Carl Kukkonen		Printed Name: Lawrence Gilbert

Title: CEO		Title: Director Tech Transfer

Date: 6/19/03		Date: 6/19/03